
Comdisco, Inc. and Subsidiaries                                   Exhibit 11.00


COMPUTATION OF EARNINGS PER SHARE
(in millions except per share data)

Average shares used in computing earnings per common and common equivalent share were as follows:


                                               1994      1993       1992        1991      1990
                                          ----------  --------  ---------  ----------  ---------
Average shares outstanding                       47        47         47          47         47
Effect of dilutive options                        1         -          -           1          1
Treasury stock                                   (9)       (7)        (6)         (7)        (5)
                                          ----------  --------  ---------  ----------  ---------
  Total                                          39        40         41          41         43
                                          ==========  ========  =========  ==========  =========
Earnings from continuing
  operations before extraordinary items
   and cumulative effect of change in
   accounting principle, net of
   preferred dividends                    $      44   $    80   $     20   $      83   $     83
Earnings (loss) from
  discontinued operations
(net of income taxes)                             -       (20)         -         (14)         2
Extraordinary items
(net of income taxes
   in fiscal 1992)                                -         -        (29)          -         10
Cumulative effect of change in
   accounting principle                           -        20          -           -          -
                                          ----------  --------  ---------  ----------  ---------
Net earnings (loss)
  to common stockholders                  $      44   $    80   $     (9)  $      69   $     95
                                          ==========  ========  =========  ==========  =========

Net earnings (loss) per
  common and common
  equivalent share:
  Earnings from continuing
    operations                            $    1.16   $  1.97   $    .49   $    2.03   $   1.95
  Earnings (loss) from
    discontinued operations                       -      (.50)         -        (.34)       .05
  Extraordinary items                             -         -       (.70)          -        .23
  Cumulative effect of change in
     accounting principle                       . -       .50          -           -          -
                                          ----------  --------  ---------  ----------  ---------
     Net earnings (loss) to common
        stockholders                      $    1.16   $  1.97   $   (.21)  $    1.69   $  2.23
                                          ==========  ========  =========  ==========  =========


On  March  30,  1992, a 5% common stock dividend was distributed to common stockholders of record as of March 12, 1992.  All data with respect to earnings per common share, dividends  per  common share, and weighted average number of common shares outstanding has been retroactively adjusted to reflect the common stock dividend.